CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm”, and to the use of our reports dated December 21, 2007 with respect to Systematic International Equity Fund, which are incorporated by reference in this Registration Statement on Form N-1A of Strategic Funds, Inc.

ERNST & YOUNG LLP
New York, New York February 25, 2008